SINO CHARTER INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma combined financial statements of SINO CHARTER INC. (“Sino” or the “Shell”) in the opinion of management include all material adjustments directly attributable to the share exchange contemplated by a share exchange agreement, dated February 13, 2009, among Peng Xiang Peng Fei Investments Limited (“PXPF”), the Shell and all of the shareholders of PXPF (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, on February 13, 2009, the Shell issued to the shareholders of PXPF 14,560,000 shares of common stock at par value $0.00001 each in exchange for all of the issued and outstanding common stock of PXPF (“Share Exchange Transaction”). PXPF thereby became a wholly owned subsidiary of the Shell. The pro forma combined statements of operations include the accounts of the Shell and PXPF.

The statements of operations were prepared as if the above mentioned acquisition of PXPF by the Shell were consummated on January 1, 2007 and 2008 and the balance sheet was prepared as if they were consummated on September 30, 2008. These pro forma combined financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

SINO CHARTER INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS AT SEPTEMBER 30, 2008

(Amount in thousands)

	August 31,	September 30,		Unaudited
	2008	2008	Pro-forma	Pro-forma
	Sino	PXPF	Adjustment	Combined	Note

ASSETS
Current Assets:
Cash and cash equivalents	$-	$4,721		$4,721
Pledged bank deposits	-	88		88
Accounts receivable	-	6,890		6,890
Inventories	-	657		657
Prepayment and other receivables	18	25		43
Total current assets	18	12,381		12,399
Property, plant and equipment, net	-	1,089		1,089
Land use rights	-	274		274.00
TOTAL ASSETS	$18	$13,744		$13,762

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$-	$1,623		$1,623
Accrued expenses and other payables	2	1,112		1,114
Amount due to a shareholder	18	2		20
Bills payable	-	293		293
Short-term bank loans	-	585		585
Taxes payable	-	366		366
Total current liabilities	20	3,981		4,001
Non-current Liabilities:
Other payable	-	65		65
Total liabilities	20	4,046		4,066

Commitments and contingencies

Equity:
Common stock	-	-	-	-	2
Additional paid-in capital	116	1,237	(118)	1,235	3
Statutory reserve		913		913
Retained earnings	(118)	7,033	118	7,033	3
Accumulated other comprehensive income	-	515		515
Total equity	(2)	9,698		9,696
TOTAL LIABILITIES AND EQUITY	$18	$13,744		$13,762

The accompanying notes are an integral part of this statement.

SINO CHARTER INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(Amount in thousands)

	For the year ended
	November 30, 2007 Sino	December 31, 2007 PXPF	Pro-forma Adjustment	Unaudited Pro-forma Combined

Net sales	$-	$39,727		$39,727
Cost of sales	-	24,939		24,939
Gross profit	-	14,788		14,788

Operating expenses:
Selling expenses	-	1,847		1,847
General and administrative expenses	65	1,380		1,445
Other operating expenses	1	3		4
	66	3,230		3,296

Income from operations	(66)	11,558		11,492

Other income (expenses):
Interest income	-	54		54
Interest expense	-	(46)		(46)
	-	8		8
Income before provision for income taxes	(66)	11,566		11,500
Provision for income taxes	-	3,817		3,817

Net income/ (loss)	$(66)	$7,749		$7,683

Weighted average number of shares outstanding -basic and diluted	125,921	100		16,000,000

Net (loss) income per common share -basic and diluted (amounts in dollars)	$(0.05)	$7,749.00		$0.05

The accompanying notes are an integral part of this statement.

SINO CHARTER INC.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

(Amount in thousands)

	For the nine months ended
	August 31, 2008 Sino	September 30, 2008 PXPF	Pro-forma Adjustment	Unaudited Pro-forma Combined	Note

Net sales	$-	$40,013		$40,013
Cost of sales	-	25,620		25,620
Gross profit	-	14,393		14,393

Operating expenses:
Selling expenses	-	2,965		2,965
General and administrative expenses	5	2,076		2,081
Other operating expenses	-	2		2
	5	5,043		5,048

Income from operations	(5)	9,350		9,345

Other income (expenses):
Interest income	-	13		13
Interest expense	-	(50)		(50)
	-	(37)		(37.00)
Income before provision for income taxes	(5)	9,313		9,308
Provision for income taxes		2,364		2,364

Net income/ (loss)	$(5)	$6,949		$6,944

Weighted average number of shares outstanding -basic and diluted	125,921	100		16,000,000

Net (loss) income per common share - basic and diluted (amounts in dollars)	$(0.00)	$6,949.00		$0.04

The accompanying notes are an integral part of this statement.

Notes to pro-forma combined financial statements:

1. As shareholders of PXPF obtain the majority voting rights and operating control of the combined entity and PXPF's senior management has been appointed to represent the majority of the senior management of the combined entity following the Share Exchange Transactions, the Share Exchange Transactions is deemed to be a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Sino (the legal acquirer) is considered the accounting acquiree and PXPF (the legal acquiree) is considered the accounting acquirer. The combined financial statements of the combined entities will in substance be those of PXPF, with the assets and liabilities, and revenues and expenses, of Sino being included effective from the date of consummation of Share Exchange Transactions. PXPF will be the successor to Sino for accounting and reporting purposes. The outstanding common stock of Sino prior to the Share Exchange Transactions will be accounted for at net book value and no goodwill will be recognized.

2. To reflect the issuance of Sino’s 14,560,000 shares of common stocks at par value $0.00001 each in connection with the Share Exchange Transactions. Subsequent to the Share Exchange Transactions, the total amount of issued and outstanding common stock was 16,000,000.

3. To eliminate the pre-acquisition retained earnings of Sino under reverse acquisition.

4. There were no inter-company transactions and balances between Sino and PXPF during the periods covered by the pro forma combined financial statements.